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                                                                   Exhibit 10.18

                             COMPENSATION AGREEMENT

THIS AGREEMENT is made on the 27th day of December, 1995 between Maxus Energy Corporation, a company incorporated under the laws of the State of Delaware, United States of America, whose principal office is located at 717 North Harwood Street, Dallas, Texas 75201 (the "Company") and Roberto L. Monti (the "Executive").

WHEREAS, the Executive and the Company have entered into certain understandings related to the payment of compensation, performance of services and location of duties to be performed, and

WHEREAS, the Executive and the Company have agreed that to defer payment of certain compensation that may be earned by the Executive, and

WHEREAS, such agreement was made prior to the Executive's performance of any duties for the Company and its affiliates in the United States or earning any compensation with respect thereto in or for periods subsequent to December 31, 1995, and

WHEREAS, the Executive and the Company desire to memorialize such agreements in a written agreement,

IT IS HEREBY AGREED as follows:

1.       Time Covered
         The Executive shall be compensated by the Company under the terms of this Agreement beginning with the first day of January 1996. This Agreement may be terminated at any time by the Executive or the Company. In no event shall any payments be due under this Agreement until the date specified in paragraph 5 of this Agreement.
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2.       Services Covered
         The Executive shall hold office and serve the Company as President and Chief Executive Officer at the pleasure of the Board of Directors of the Company (the "Board"). In such capacity, the Executive shall perform the duties and exercise the powers consistent with such offices which may from time to time be assigned to or vested in him by the By-Laws of the Company and Board, and the Executive shall from time to time give to the Board all such information regarding such matters as it shall require and shall implement and apply the policy of the Company.

         From time to time, the Executive will be required to perform services on behalf of the Company or its affiliates outside of the United States. Said duties will include, but not be limited to, review of acquisition candidates, stewardship duties, management liaison and other strategic corporate functions.

         It is expected that such acquisition candidates will normally be located outside of the United States, and the services performed in connection with any reviews shall be performed outside of the United States. It is also expected that stewardship and management liaison services will normally require visits to and meetings at the offices of YPF Sociedad Anonima, the Company's controlling shareholder in Argentina.

3.       Compensation for Services
         During the term of this Agreement, the Company shall pay the Executive
         (a) for services performed outside of the United States while a resident in the United States a monthly base salary of US$16,667 (the "Foreign Service Pay") and (b) for other services performed a monthly base salary of US $50,000.





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4.       Deferral of Payment
         The Company and the Executive agree to defer payment of the Foreign Service Pay. It is agreed that the Company shall instead credit, on the last day of each month US$16,667 to a "deferral account." In addition, the Company shall add to the deferral account, on the first day and the 15th day of each month, beginning February 15, 1996, an amount equal to 1/24 of the prime rate multiplied by the balance in the deferral account as of the close of the preceding day (the "earnings addition"). For this purpose, the prime rate applicable to a given date shall be equal to the month end prime lending rate as reported in the Wall Street Journal for the immediately preceding month or, if the Wall Street Journal does not report such rate, the prime rate applicable to a given date will be equal to the month end prime lending rate offered by the Chase Manhattan Bank, New York, N.Y. for the immediately preceding month.

         At no time while resident in the United States shall the Executive have any control over payment of the amounts in the deferral account, nor shall the obligation be funded or secured, nor shall the Executive have any right against the Company or any of its affiliates with respect to any portion of the deferral account, except as a general unsecured creditor.

5.       Payment of Balance in Deferral Account
         The Executive shall be entitled to payment of such amounts as determined in paragraph 4 thirty (30) days after the termination of the Executive's employment with the Company and the payment will be made in a lump-sum.





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         The Executive shall be entitled to make a one time, irrevocable election to withdraw the balance in the deferral account within 15 days after December 31, 1998 in the event that he has not received or is otherwise not entitled to receive payment. If such election is made, an amount equal to the most recent annual "earnings addition" will be deducted from the deferral account before payment to the Executive. In addition, the Executive shall be entitled to withdraw the entire amount in the deferral account in the event that the Executive experiences a "financial hardship." The determination of the existence of a financial hardship shall be made solely by the Company, taking into consideration the severity of the hardship and other sources of funds available to the Executive, but the balance in the deferral account shall not be unreasonably withheld. No deduction of any "earnings addition" shall be made from the deferral account if withdrawal is made on account of "financial hardship."

6.       Scope of Agreement
         Nothing in this Agreement is intended to or shall be construed to impact, enhance, impair or reduce the Executive's right to participate in or coverage, obligations or rights under (a) the Company's qualified and non-qualified benefit plans, policies and arrangements or (b) that certain Severance Agreement dated August 3, 1995 between the Executive and the Company.





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7.       Governing Laws
         This contract shall be governed by and construed under the Laws of the State of Delaware.


     /s/ Roberto L. Monti
--------------------------------
         Roberto L. Monti





MAXUS ENERGY CORPORATION


By:  /s/ W. MARK MILLER
   -----------------------------
     Executive Vice President





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